Exhibit 99.1

Artius Acquisition Inc. Announces the Separate Trading of its Class A Ordinary Shares and Warrants, Commencing September 3, 2020

NEW YORK, New York, September 2, 2020 /BusinessWire/ — Artius Acquisition Inc. (Nasdaq:AACQU) (the “Company” or “Artius”) announced that, commencing September 3, 2020, holders of the units sold in the Company’s initial public offering of 72,450,000 units may elect to separately trade the Class A ordinary shares and warrants included in the units. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant. The Class A ordinary shares and warrants that are separated will trade on The Nasdaq Capital Market under the symbols “AACQ” and “AACQW,” respectively. No fractional warrants will be issued upon the separation of the units and only whole warrants will trade. Units that are not separated will continue to trade on The Nasdaq Capital Market under the symbol “AACQU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, NC 27560, Telephone: 1-800-221-1037, Email: usa.prospectus@credit-suisse.com; or Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, Telephone: 1-866-471-2526, Email: Prospectus-ny@ny.email.gs.com.

About Artius Acquisition Inc.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on technology enabled businesses that directly or indirectly offer specific technology solutions, broader technology software and services, or financial services to companies of all sizes. The Company is co-founded by Charles Drucker, the former CEO of WorldPay, Inc., a leading payments company, and its predecessor company, Vantiv. Inc., and Boon Sim, the Founder and Managing Partner of Artius Capital Partners LLC.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the timing of the separation of the units sold in the Company’s initial public offering. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Jason Ozone

jason@artiuscapital.com

+1-212-309-7668